SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 11, 2011

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

New York Mortgage Trust, Inc. (“NYMT”) today announced that one of its wholly-owned subsidiaries, RB Commercial Mortgage LLC (“RBCM”), has entered into a multi-year investment management agreement with RiverBanc LLC ("RiverBanc"), a privately owned investment management and specialty finance company focused on high-yielding investments in the commercial real estate arena. Under the investment management agreement, RiverBanc will source, structure and manage investments secured by commercial real estate that will be funded by RBCM on a flow basis. As part of this transaction, NYMT is also eligible to receive a minority ownership interest in RiverBanc, alongside RiverBanc’s management team and Harvest Capital Strategies LLC, which also serves as an external advisor to NYMT.

The investment program is expected to provide both mezzanine loans and preferred equity for all commercial property types on a nationwide basis. RiverBanc will focus on middle market opportunities and pursue on behalf of RBCM transactions in increments as low as $2 million secured by properties valued at $10 million or greater. RBCM will also participate in structured investments such as the acquisition of seasoned or distressed loan portfolios, net leased properties or subordinate commercial mortgage-backed securities.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by NYMT under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: April 11, 2011	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer

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